EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS ANNOUNCES THIRD QUARTER 2006

FINANCIAL RESULTS

SAN DIEGO, CA – November 3, 2006 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced financial results for the third quarter of 2006. For the quarter ended September 30, 2006, the Company reported a net loss of $7.3 million (or $0.29 per share), compared to a net loss of $5.7 million (or $0.27 per share) in the third quarter of 2005. For the nine months ended September 30, 2006, Hollis-Eden reported a net loss of $22.3 million (or $0.91 per share), compared to a net loss of $19.0 million (or $0.95 per share) in the first nine months of 2005.

Included in the net loss for the third quarter and first nine months of 2006 was $1.1 million and $3.4 million, respectively, of stock-based compensation expense related to the adoption of SFAS No. 123R. There were no such comparable expenses in 2005. Results for the third quarter and first nine months of 2006 include approximately $82,000 and $204,000, respectively, in revenue generated from funding of research and development expenses by Cystic Fibrosis Foundation Therapeutics, Inc. under the Company’s collaboration agreement with the Foundation, compared to approximately $5,000 in the comparable 2005 periods.

Research and development expenses were $6.0 million and $17.3 million for the three-month and nine-month periods ended September 30, 2006, respectively, compared to $4.2 million and $13.7 million for the same periods in 2005. The increase in research and development expense was due mainly to the growth in the Company’s laboratory operations, preclinical and clinical activities and personnel associated with advancing the Company’s radioprotection drug candidate, NEUMUNE® (HE2100), through development, and stock-based compensation expense related to the adoption of SFAS No. 123R in 2006.

General and administrative expenses were $1.9 million and $7.1 million for the three-month and nine-month periods ended September 30, 2006, respectively, compared to $1.9 million and $6.5 million for the same periods in 2005. Changes in general and administrative expenses were affected primarily by a decrease in legal costs in 2006 versus 2005 and the impact of stock-based compensation expense related to the adoption of SFAS No. 123R in 2006.

Other income (expense) was $0.6 million and $1.9 million for the three-month and nine-month periods ended September 30, 2006, respectively, compared to $0.4 million and $1.1 million for the same periods in 2005, comprised entirely of interest income. The increase in interest income was due mainly to generally higher interest rates in 2006 compared with the same period in 2005.

As of September 30, 2006, the Company reported $47.4 million in cash and cash equivalents. Cash used in operations for the third quarter of 2006 totaled $6.0 million versus $4.7 million for the third quarter of 2005. Year to date in 2006, cash used in operations totaled $22.0 million, compared to $20.0 million in the first nine months of 2005. Cash usage during the first nine months of 2006 included payment in the first quarter of 2006 of $3.0 million in an arbitration settlement that was expensed during the fourth quarter of 2005.

During the third quarter of 2006, Hollis-Eden focused both on advancing its lead drug candidate NEUMUNE for Acute Radiation Syndrome (ARS) and for healthcare-associated infections, two indications for which the Company has open INDs, as well as on profiling and identifying second-generation compounds from its Hormonal Signaling Technology Platform.

Relative to NEUMUNE, Hollis-Eden has been engaged since June in ongoing negotiations with the Department of Health and Human Services (HHS) on a potential BioShield procurement contract for

Acute Radiation Syndrome, a life-threatening condition resulting from exposure to high levels of radiation following a nuclear or radiological incident. As previously announced, Hollis-Eden was informed by HHS in late June that the Company “is within the competitive range for discussion and further evaluation” on a potential procurement contract for NEUMUNE. Hollis-Eden recently has been advised that the Company is still in the competitive range. The Company is not aware of any other company that remains in the competitive range for this contract award. On November 2, Hollis-Eden received a letter from HHS indicating that after request and receipt of the Company’s final proposal revisions, the government must complete numerous steps internally prior to proceeding to a contract award. Noting these considerations, HHS indicated in its letter a tentative award date of January 31, 2007.

Hollis-Eden recently announced positive new clinical data on NEUMUNE from a study designed to evaluate the safety and hematopoietic activity of the compound in healthy adult and elderly adult humans. Results from that study further demonstrated a favorable safety profile for NEUMUNE as well as the compound’s ability to raise the level of both neutrophils and platelets – key components of the innate immune system. Observing this effect in the elderly may be especially important in the ARS setting, since the innate immune system in the elderly is frequently compromised and this population may be particularly vulnerable to radiation sickness after a nuclear event.

These findings may also be very important to patients requiring longer-term care in a hospital or healthcare facility who are at high risk of contracting healthcare-associated infections. Hollis-Eden is exploring the use of NEUMUNE in protecting or mitigating healthcare-associated infections under an open IND. Healthcare-associated infections, currently the fourth leading cause of death in the United States, present a major problem for patients who are immune suppressed as a result of illness, injury, advanced age, or the stress of hospitalization. Many healthcare-associated infections can no longer be cured with commonly used antibiotics. Stimulating innate immunity to reduce healthcare-associated infections would address an important healthcare problem where no pharmaceutical alternatives other than antibiotics currently exist.

In addition, Hollis-Eden presented preclinical data at several scientific meetings in the third quarter demonstrating second-generation compounds to be effective and non-toxic in animal models of a variety of indications. The Company also described further the mechanisms by which its compounds act as biochemical regulators of a number of important pharmaceutical targets. For example, by regulating NF-kappaB, an important pharmaceutical target for treatment of inflammatory and metabolic disorders, Hollis-Eden’s compound HE3286 has shown striking activity when administered orally in preclinical models of arthritis and diabetes. Another promising candidate, HE3235, has demonstrated clear activity against hormone refractory prostate cancer in a preclinical model using a human tumor cell line. HE3235 appears to act by inhibiting the Src signal transduction pathway. Other second-generation compounds were reported to have activity in animal models of multiple sclerosis and chemotherapy recovery.

“This is one of the most exciting and rewarding periods for Hollis-Eden,” stated Richard B. Hollis, Chairman and CEO of Hollis-Eden. “Today, we are well-positioned to potentially realize the near-term commercial opportunities presented by NEUMUNE in the area of Acute Radiation Syndrome. We remain confident in our ARS proposal to Health and Human Services, and believe that procurement of an ARS countermeasure remains a top priority for our nation given the continuing global nuclear threat. We also believe that NEUMUNE, given its demonstrated ability to restore innate immunity, can play an important role in addressing the significant and growing unmet medical need of healthcare-associated infections.

“At the same time,” added Hollis, “we continue to advance the longer term development opportunities inherent in our Hormonal Signaling Technology Platform. By identifying and better understanding the mechanism of action of our second-generation compounds, we are making steady progress toward our goal of advancing multiple additional drug candidates into clinical development. Following years of scientific exploration with these compounds, we are increasingly confident that our proprietary class of compounds offer therapeutic benefit in a wide variety of diseases and disorders where immune dysregulation, unproductive inflammation, metabolic imbalance and myelosuppression are underlying conditions.”

More detailed information is available in the Company’s Form 10-Q filed today with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on November 3, 2006 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss third quarter 2006 financial results. The conference call can be accessed by dialing 866-362-4829 (domestic) or 617-597-5346 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 66212232.

About Hollis-Eden

Hollis-Eden Pharmaceuticals, Inc. is developing a proprietary new class of small molecule compounds that are metabolites or synthetic analogs of adrenal steroid hormones. These compounds, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit – they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s lead product candidate, NEUMUNE, is entering late-stage development for the treatment of Acute Radiation Syndrome (ARS), a life-threatening condition resulting from exposure to high levels of radiation following a nuclear or radiological incident, and is being explored for use in combating healthcare-associated infections. Hollis-Eden also is profiling optimized second-generation compounds for potential clinical development in a broad spectrum of therapeutic categories including hematology, metabolic disorders, autoimmune disorders, pulmonary diseases, oncology and infectious diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company’s business, including, but not limited to: the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for NEUMUNE under the U.S. Food and Drug Administration Animal Efficacy Rule, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. federal, state and foreign governments or agencies, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

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Contact: Dan Burgess, Chief Operating Officer and CFO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333